Exhibit 99.1

Media and Investor contact:

Christopher Bona

312-292-5052

mediainfo@ryerson.com

RYERSON ACQUIRES FAY INDUSTRIES

Acquisition Strengthens Bar and Tube Processing Services

(Chicago, IL – January 5, 2015) – Ryerson Holding Corporation (NYSE: RYI), a leading processor and distributor of metals, announced today that it acquired Fay Industries, Inc., a privately-owned metals service center company located in Strongsville, Ohio. The acquisition further strengthens Ryerson’s long products and saw cutting processing capabilities, and its ability to serve industries including heavy equipment, mining, oil and gas, and industrial maintenance and repair.

Fay Industries employs around 65 employees in one location and has annual revenue of approximately $30 million.

“Fay Industries brings extensive experience in bar and tube processing to Ryerson and advances our strategic focus on value-added customer services,” said Mike Arnold, Ryerson’s president and chief executive officer.

The acquisition of Fay Industries is part of Ryerson’s broader strategy to expand its long and plate product offerings, processing services and geographic reach.

- more -

RYERSON ACQUIRES FAY INDUSTRIES, PAGE 2

“We continue to look for acquisitions like Fay Industries that foster business growth,” added Arnold.

“We are thrilled to join Ryerson,” said Craig Notarianni, vice president of Fay Industries. “As part of Ryerson, Fay Industries will be able to offer our loyal customers the benefits of a global networked service company with a broad product line and value-added services portfolio. We are also excited for our loyal employees to realize the support and benefits of being part of the Ryerson family.”

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves end-markets including oil and gas, industrial equipment, transportation equipment, heavy equipment and electrical machinery. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 4,000 employees in more than 100 locations. Visit Ryerson at www.ryerson.com.

###